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                                                                    EXHIBIT 10.1


                       EMPLOYMENT AND CONSULTING AGREEMENT

         This EMPLOYMENT AND CONSULTING AGREEMENT ("Agreement") is by and between Michael E. Ducey ("Executive") and Compass Minerals International, Inc. and its subsidiaries and affiliates (collectively "Company") and is effective as of the date of execution below.

         WHEREAS, Executive currently is President and Chief Executive Officer of Company; and

         WHEREAS, Executive has announced his intent to resign from Company as both an employee and member of the Board of Directors, effective December 31, 2006;

         WHEREAS, Executive has agreed to resign from the Board of Directors and resign his titles of President and Chief Executive Officer upon appointment of a successor; and

         WHEREAS, Company wants to ensure a smooth and orderly transition of business and to obtain Executive's availability to act as interim President and Chief Executive Officer, if necessary, and to provide additional consultative services to Company as needed through his 65th birthday;

         NOW, THEREFORE, Company and Executive agree as follows:

         1. Continued Employment. Regarding Executive's continued employment with Company, Executive and Company agree as follows:

                  A. Executive shall continue as an employee of Company through December 31, 2006 (the "Continued Employment"). During the Continued Employment, Executive shall (1) continue to perform his duties and such other duties Company reasonably assigns to him; (2) receive his current Base Salary, less applicable deductions and withholdings; (3) be eligible to participate in Company's bonus and/or other incentive compensation plans, health and medical plans, and other employee benefit plans at Executive's current level, subject to generally applicable changes to such plans; and (4) assist in the smooth and orderly transition of the President/CEO duties to his successor, at Company's reasonable request.

                  B. The Continued Employment shall terminate immediately upon Executive's death and/or Disability (as defined in paragraph 1.C.), in the event of either of which Company shall (1) continue Executive's Base Salary and bonus compensation (less applicable deductions and withholdings) through the remainder of the Continued Employment and (2) pay Executive's Base Salary (less applicable deductions and withholdings) through December 31, 2008 (as provided in paragraph 2.A). In the event of Executive's death, Company shall provide appropriate COBRA notification to anyone enrolled in Company's health and medical benefit plans through Executive. In the event of Executive's Disability, Company shall allow Executive to continue participating in its health and medical benefit plans at Executive's then-current level (subject to generally



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         applicable changes to such plans) until Executive's 65th birthday or his death, whichever occurs first. As a condition precedent to Company's obligations under this paragraph 1.B., Executive and/or Executive's heirs/assigns must execute an Agreement in a form acceptable to Company that contains a Release in the form in paragraph 6.

                  C. As used in paragraph 1.B. and otherwise in this Agreement, "Disability" occurs when Executive is unable to perform the essential functions of his position, with or without reasonable accommodation, for more than thirty (30) consecutive days after reaching maximum medical improvement.

         2. Continued Relationship. From the conclusion of the Continued Employment through December 31, 2008, Executive shall be on paid administrative leave (the "Leave Period"). During the Leave Period, the following shall apply:

                  A. Company shall (1) continue Executive's Base Salary, less applicable deductions and withholdings and (2) allow Executive to continue participating in its health and medical benefit plans at Executive's then-current level (subject to generally applicable changes to such plans); provided, however, Company's obligations under this paragraph 2.A. shall cease as provided in paragraphs 4 and 5 or if Executive is not available as required under paragraphs 2.B.-C and provided further that Executive's eligibility to participate in Company's health and medical benefit plans shall cease as of the date Executive becomes eligible for benefits through another source (other than through Medicaid or Medicare).

                  B. Executive shall be available to act as Company's interim President/CEO upon reasonable notice from Company, for which action Executive shall receive the Base Salary of the immediately preceding President/CEO or his last Base Salary, whichever is greater, and be eligible for bonus compensation on the same terms and conditions of the immediately preceding President/CEO.

                  C. Except when acting as interim President/CEO as provided for in paragraph 2.B., Executive shall generally be available to provide services to Company during the Leave Period. For the first forty-five days of such service, Executive shall not receive any compensation beyond that provided in paragraph 2.A. For the forty-sixth (46th) and each successive day of such service, Company shall pay Executive his last Base Salary plus one thousand dollars ($1,000.00) per day.

                  D. The Leave Period shall terminate immediately upon Executive's death and/or Disability, in the event of either of which Company shall (1) continue Executive's Base Salary (less applicable deductions and withholdings) through the remainder of the Leave Period. In the event of Executive's death, Company shall provide appropriate COBRA notification to anyone enrolled in Company's health and medical benefit plans through Executive. In the event of Executive's Disability, Company shall allow Executive to continue participating in its health and medical benefit plans at Executive's then-current level (subject to generally applicable changes to such plans) until Executive's 65th birthday




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         or his death, whichever occurs first. As a condition precedent to
         Company's obligations under this paragraph 2.D., Executive and/or Executive's heirs/assigns must execute an Agreement in a form acceptable to Company that contains a Release in the form in paragraph 6.

                  E. As a condition precedent to commencement of the Leave Period, Executive must execute an Agreement in a form acceptable to Company that contains a Release in the form in paragraph 6. Executive's failure to do so shall render paragraphs 2-3 null and void.

         3. Consulting Period. From the conclusion of the Leave Period through Executive's 65th birthday, Executive shall be available to act as a consultant to Company up to a maximum of sixty (60) days per year (the "Consulting Period"). During the Consulting Period, the following shall apply:

                  A. Company shall (1) pay Executive five hundred dollars ($500.00) per year and (2) allow Executive to continue participating in its health and medical benefit plans at Executive's then-current level (subject to generally applicable changes to such plans); provided, however, Company's obligations under this paragraph 3.A. shall cease as provided in paragraphs 4 and 5 or if Executive is not available as required under paragraphs 2.B.-C and provided further that Executive's eligibility to participate in Company's health and medical benefit plans shall cease as of the date Executive becomes eligible for benefits through another source (other than through Medicaid or Medicare).

                  B. The provisions of paragraph 2.B.-E. shall apply with respect to the Consulting Period, subject to the changes in compensation/benefits described in paragraph 3.A. and provided that, with respect to paragraph 2.C., Executive shall receive one thousand dollars ($1,000.00) per day for any work performed during the Consulting Period.

         4. Termination For Cause. Company may terminate the Continued Employment, the Leave Period, and/or the Consulting Period at any time for Cause.

                  A. If Company terminates the Continued Employment, the Leave Period, and/or the Consulting Period for Cause, then Executive shall not be entitled to any additional compensation/benefits pursuant to this or any other Agreement.

                  B. In addition to Executive's unavailability except due to death or disability (see paragraphs 2.B.-C. and 3.B.), Cause occurs when Executive (i) is convicted of or pleads no contest/nolo contendre to a felony or misdemeanor (other than a minor traffic violation); (ii) breaches any provision of this Agreement or the Restrictive Covenant Agreement referenced in paragraph 5, including but not limited to by acting dishonestly or negligently regarding his performance hereunder;
         (iii) fails to perform his duties (other than for reasons related to illness, injury, or temporary disability); (iv) violates Company's policies and/or practices applicable to employees at Executive's level, including but not limited to its employment policies and practices; (v) takes any intentional action or intentionally fails to act, which action/inaction results in significant financial or



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         reputational harm to Company or its customers/clients/employees; and/or
         (vi) fails to comply with any reasonable and lawful oral or written request or directive of Company.

         5. Executive's Obligations. In addition to any obligations otherwise provided for in this Agreement, Executive hereby agrees:

                  A. Coincidental with his signature on this Agreement, Executive will execute a Restrictive Covenant Agreement in the form attached hereto.

                  B. During the Continued Employment, the Leave Period, and/or the Consulting Period, Executive shall not accept Full-Time employment with any other employer.

         6. Executive's Release.

                  A. By signing below, Executive (on behalf of Executive and anyone claiming through or on behalf of Executive) releases Company (as defined herein) and its successors, assigns, officers, employees, and agents, without limitation ("Company Affiliates") from any and all claims, demands, and causes of action ("claims"), known or unknown, suspected or unsuspected, that Executive has or may have had against any of them before the date Executive signs this Agreement, to the maximum extent permitted by law and without limitation. This release includes, but is not limited to, the following: claims related to or concerning Executive's employment with Company; claims sounding in contract and/or tort; claims for discrimination/harassment/retaliation under local, state, or federal law, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, and any other federal, state, or local law; claims under the Employee Retirement Income Security Act; claims under the Family and Medical Leave Act; claims under any Company policy and/or practice; and all other claims, whether common law or contract, all to the maximum extent permitted by law and without limitation.

                  B. Regarding the foregoing Release, Executive agrees as follows: he had twenty-one (21) calendar days to consider it, Company advised him/hereby advises him to consult with an attorney before agreeing to such Release, and he may revoke such Release within seven
         (7) calendar days after he signs this Agreement by returning written revocation in that time to Compass Minerals International, Inc. (Attn:
         Victoria Heider, Vice President, Human Resources); provided, however, that this Agreement shall be null and void in the event of such revocation.

         7. Miscellaneous Provisions.

                  A. Governing Law and Consent to Jurisdiction. This Agreement and all disputes relating to the interpretation/enforcement of this Agreement shall be subject to, governed by, and construed in accordance with the laws of the State of Kansas, notwithstanding any authority to the contrary. Executive hereby expressly submits and consents to the exclusive personal jurisdiction and exclusive venue of




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         the federal and state courts of competent jurisdiction in the State of
         Kansas, irrespective of the fact that one or both of the parties now is or may become a resident of a different state and notwithstanding any authority to the contrary.

                  B. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to this subject matter and supersedes all prior agreements or understandings, if any, between the parties with respect to such matters. This Agreement may be modified or amended only by an agreement in writing signed by both parties.

                 C. No Waiver. The failure of either party to insist on the performance of any of the terms or conditions of this Agreement, or failure to enforce any of the provisions of this Agreement, shall not be construed as a waiver or a relinquishment of any such provision. Any waiver or failure to enforce on any one occasion is effective only in that instance, and the obligations of either party with respect of any provision in this Agreement shall continue in full force and effect.

                  D. Board Approval. This Agreement is subject to approval by Company's Board of Directors and shall not become effective and/or enforceable unless and until such approval.

                  E. Construction of Agreement. This Agreement is the product of negotiation by and between the parties and shall not be strictly construed or otherwise interpreted against either party. In construing this Agreement, any court of competent jurisdiction/arbitrator shall give effect to the intent of the parties.

                  F. Notice. For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

                  If to Executive:
                                      ------------------------------------------

                  If to the Company:  Compass Minerals International, Inc.
                                      9900 West 109th Street, Suite 600
                                      Overland Park KS 66210
                                      Attention: Vice President, Human Resources

         or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  G. Taxability. Company hereby agrees to work with Executive regarding the tax implications of any payment made under this Agreement, to the maximum extent Company believes it may do so in good faith and in compliance




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         with applicable law. Additionally, in the event any payment to be made under this Agreement is determined to constitute "deferred compensation" subject to Section 409A of the Internal Revenue Code, and the Executive is determined to be a specified employee (as defined in Section 409A), such payment or distribution shall not be made before the date that is six months after the termination of Executive's employment (or, if earlier, the date of the Executive's death).


Dated: November 3, 2005                    /s/ MICHAEL E. DUCEY
       --------------------                ----------------------------------
                                           Michael E. Ducey

                                           For Company:

Dated: November 3, 2005                    By: /s/ DAVID D'ANTONI,
       --------------------                    Compensation Committee Chairman
                                               -------------------------------


Approved by the Board of Directors on November 3, 2005.